Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 7, 2012, relating to the financial statements of SunOpta Inc., and the effectiveness of SunOpta Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SunOpta Inc. for the year ended December 31, 2011, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
April 10, 2012